Exhibit 10(aaa)

                               Retainer Agreement


This will certify that SIGA Technologies, Inc. ("SIGA") has agreed to engage Bridge Ventures, Inc. ("Bridge") as its strategic planner. This is a personal services Agreement and cannot be assigned or delegated, by either party, without the prior written consent of the party to be charged with such assignment or delegation, and any unauthorized assignments shall be null and void without effect and shall immediately terminate this Agreement.

Payment

In exchange for its services as Strategic Planner, SIGA shall grant Bridge warrants to purchase 250,000 shares of its common stock, .0001 par value. The warrants may be exercised for a period of 60 months from their date of grant and they will have an exercise price of $2.00 per share. The warrants will have a cashless exercise provision.

Term

This agreement shall commence on November 1, 2002 and shall continue for a period of 60 months.



                                 LEGAL RECOURSE

Any dispute(s) or claim(s) with respect to this Agreement or the performance of any obligations there under, shall be settled by arbitration and commenced and adjudicated under the rules then obtaining of the American Arbitration Association. The arbitration shall be conducted before a panel of three (3) arbitrators, one selected by each of the parties and the third selected by the other two. The arbitrators in any arbitration proceeding to enforce this Agreement shall allocate the reasonable attorney's fees, among one or both parties in such proportion as the arbitrators shall determine represents each parties liability hereunder. The decision of the arbitrator shall be final and binding and may be entered into any court having proper jurisdiction to obtain a judgement for the prevailing party. In any proceeding to enforce an arbitration award, the prevailing party in such proceeding shall have the right to collect from the non-prevailing party, it's reasonable fees and expenses incurred in enforcing the arbitration award (including, without limitation, reasonable attorney's fee).



CONFIDENTIALITY

      1. Bridge shall keep in strictest confidence, all privileged information relating to this Agreement which may be acquired in connection with or as a result of this Agreement. During the existence of this project, and for a period of three (3) years thereafter, Bridge shall not communicate, divulge, disclose, disseminate or use any of such privileged information which has been designated SIGA as proprietary property, without prior written consent of SIGA.

            Before any of Bridge officers, directors, consultants and employees who are allowed access to any information which is confidential under the terms and provisions thereof, shall be permitted to view such information, Bridge shall require such officers, directors, consultants and employees to sign non-disclosure agreements which embody the provisions of this paragraph.

      2. Proprietary information does not include information in the public domain through no breach of this Agreement by the other party, or which the revealing party has obtained through a third party through no breach of this Agreement.


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      3.    Bridge shall keep any confidential information it receives from SIGA in confidence in accordance with the terms of this agreement.

      4. Bridge shall only use Confidential Information for the purposes of performing its obligations under this Agreement.

      5. Bridge shall use reasonable care to prevent use of disclosure of the Confidential Information, and no less stringent degree of care to avoid disclosure or use of such Confidential that it employs with respect to its own Confidential Information which it does not wish to be disseminated, published or disclosed.

      6.    Confidential information shall not include any information which

                  (a) is already known to Bridge at the time of disclosure through lawful channels of communication; or

                  (b) is or became publicly known through no wrongful act of Bridge, or

                  (c) is rightfully received from a third party without similar restrictions and without breach of this Agreement; or

                  (d) is approved for release by written authorization from SIGA.

      7. In the event that Bridge becomes legally compelled, for any reason whatsoever, to disclose any of the Confidential Information, Bridge shall provide SIGA with prompt prior written notice at any such requirement Bridge agrees to furnish only that portion of Confidential Information which it is required to.

      8. To the extent SIGA discloses Confidential Information to Bridge, SIGA agrees to reduce the oral Confidential Information to writing and deliver same to Bridge within fifteen (15) days of such oral disclosure, referencing the place and date of oral disclosure was made, and including therein a detailed description of the Confidential Information actually disclosed.

      9. All copies of Confidential Information delivered by SIGA to Bridge pursuant to this Agreement whether imprinted, magnetic, optical or other tangible or mechanically reproducible form, shall remain the property of SIGA, and all such Confidential Information together with any copies thereof, shall be promptly returned to SIGA upon written request, or destroyed at SIGA's option following the termination or expiration of this Agreement.


All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including, without limitation, service by nationally recognized overnight courier service) to whom notice is to be given, or on the third day after mailing to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to that facsimile number set forth below which facsimile is confirmed within three
(3) days by deposit of a copy of such notice in certified mail, return receipt requested, postage prepaid at the address set forth below. Any party may change its address for the purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                   To SIGA:        SIGA Technologies, Inc.
                                   420 Lexington Avenue, Suite 620
                                   New York, NY 10170
                                   Attention:   Thomas N. Konatich
                                                Chief Financial Officer
                                   Telephone:   212-672-9100


                   To Bridge:      Bridge Ventures, Inc.
                                   1241 Gulf of Mexico Drive
                                   Longboat Key, Fl 34228
                                   (941) 387-8388





BRIDGE VENTURES, INC.


/s/ Harris Freedman
------------------------
By:




Nov. 1, 2002
------------------------
Date:



SIGA TECHNOLOGIES, INC.


/s/ Thomas N. Konatich
------------------------
Thomas N. Konatich
Chief Financial Officer




Nov. 1, 2002
------------------------
Date: